                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                               FORM 8-K

           Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Act of 1934


Date of Report (Date of earliest event reported):  July 1, 1996


                    DYCO OIL AND GAS PROGRAM 1986-2
                        (A Limited Partnership)
- -------------------------------------------------------------------
       (Exact name of Registrant as specified in its Articles)


   Minnesota            0-16488 (1986-2)            41-1529976
- ----------------       ------------------      -------------------
(State or other          (Commission              (I.R.S. Employer
jurisdiction of          File No.)                Identification)
incorporation or
organization)



          Two West Second Street, Tulsa, Oklahoma      74103
          ---------------------------------------------------
          (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (918) 583-1791

ITEM 5:   OTHER EVENTS

     Effective as of July 1, 1996, the following individuals resigned their positions as officers and directors of Dyco Petroleum Corporation, the General Partner of the Dyco Oil and Gas Program 1986-2: C. Philip Tholen, Director, President and Chief Executive Officer; Patrick M. Hall, Senior Vice President-Controller; Jack A. Canon, Director and Senior Vice President-General Counsel; Judy F. Hughes, Treasurer and Assistant Secretary; and Annabel M. Jones, Secretary. These individuals still serve as officers and/or directors of affiliates of the General Partner (the "Samson Companies").

     Effective as of July 1, 1996, Dennis R. Neill was elected President of the General Partner. Mr. Neill previously served as Senior Vice President of the General Partner. He will continue in his capacity as a Director of the General Partner. Pursuant to the By-laws of the General Partner, no additional Directors will be elected to the corporation's Board of Directors.

     Effective as of July 1, 1996, Drew S. Phillips was elected Chief Financial Officer of the General Partner. Mr. Phillips, age 37,
joined the Samson Companies in 1984. Prior to joining the Samson Companies, Mr. Phillips was a senior accountant for Arthur Andersen & Co. He received a Bachelor of Science degree in business administration from the University of Arkansas and a Juris Doctorate degree from the University of Tulsa. A certified public accountant, Mr. Phillips is also Vice President and Director of Samson-
International, Ltd. and Samson Oil & Gas Development, Inc. and Director of Samson Euro-Asia, Ltd.

     Effective as of July 1, 1996, Judy K. Fox was elected Secretary of the General Partner. Ms. Fox, age 45, joined the Samson Companies in October 1990. She currently serves as the General Partner's Investor Relations Supervisor. Ms. Fox is also Secretary of Geodyne Resources, Inc. and its subsidiaries and Samson Properties Incorporated.

                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         DYCO OIL AND GAS PROGRAM 1986-2
                           LIMITED PARTNERSHIP


                         By:  DYCO PETROLEUM CORPORATION
                              General Partner


DATE: July 8, 1996            //s// Dennis R. Neill
                              ______________________________
                              Dennis R. Neill
                              President